Exhibit 5.1

October 1, 2020

Board of Directors

Golden Minerals Company

350 Indiana Street, Suite 650

Golden, Colorado 80401

Re:	Registration Statement on Form S-8 relating to 4,225,000 shares of common stock under the Golden Minerals Company Amended and Restated 2009 Equity Incentive Plan

Gentlemen:

We have acted as counsel to Golden Minerals Company, a Delaware corporation (the “Company”). This letter is being delivered in connection with the Registration Statement on Form S-8 filed by the Company on October 1, 2020 with the Securities and Exchange Commission (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of 4,225,000  shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to the Golden Minerals Company Amended and Restated 2009 Equity Incentive Plan (the “Plan”).

In connection therewith, we have examined, and relied upon the accuracy of factual matters contained in, the Registration Statement, the Plan, and originals and copies, certified or otherwise identified to our satisfaction, of such other agreements, documents, corporate records, and instruments as we have deemed necessary for the purposes of the opinion expressed below.  In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies, and the genuineness of all signatures.

We assume that the Registration Statement has been filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and will be effective at the time that any of the Shares are issued, and that persons acquiring the Shares will do so strictly in accordance with the terms of the Plan.  We further assume that the Shares will continue to be duly and validly authorized on the dates that the Shares are issued pursuant to the terms of the Plan and, upon the issuance of any of the Shares, the total number of shares of common stock of the Company issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of common stock that the Company is then authorized to issue under its amended and restated certificate of incorporation.

Based upon the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be legally issued, fully paid, and nonassessable.

This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. This opinion is limited to the Federal law of the United States of America and to the laws of the State of Delaware.

We hereby consent to be named in the Registration Statement and to the filing of this opinion as an exhibit to the aforesaid Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
Davis Graham & Stubbs LLP